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                                                                 EXHIBIT 11.1

DIAMOND TECHNOLOGY PARTNERS INCORPORATED
Statement Regarding Computation of Net Income (Loss) per share of Common Stock

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

                                                                                      Six Months Ended
                                Inception              Years Ended March 31,            September 30,
                             (June 28, 1994)          ----------------------          ----------------
                             to March 31, 1994        1995              1996          1995        1996
                             -----------------        ----              ----          ----        ----

Net income (loss)                (886,042)           (376,541)    (1,236,106)      471,078  (1,098,762)
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Weighted average common
  shares outstanding              310,485           6,071,281      7,625,091     7,541,634   8,878,032

Additional shares pursuant
  to SAB83 competition          2,368,345           2,368,345      2,339,057     2,368,345   1,428,574
                                ----------------------------------------------------------------------
Shares used in computing
  proforma net income (loss)
  per share of Common Stock     2,678,830           8,439,626      8,964,148     9,909,979  10,306,606
                                ----------------------------------------------------------------------

Pro forma net income (loss)
  per share of Common Stock         (0.33)              (0.04)          0.12          0.05       (0.11)
                                ----------------------------------------------------------------------
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